EXHIBIT (C)(6)
Project Hudson: —— — Presentation to the Special Transaction Committee of Cablevision — March 27, 2007 lehman brothers Morgan Stan ley Y36230-146

Executive Summary

A number of factors have negatively impacted the public markets since the STC rejected the $30 offer price on January 16, 2007

Global Events

- On February 27, 2007:
  - China's Shanghai Composite index dropped 8.8%, the biggest decline in a decade, reflecting investor concerns that the Chinese government could actively seek to cool China's markets
  - Greenspan was quoted telling a Hong Kong business conference that a recession is "possible" later this year, further increasing market concerns regarding a slowdown
  - Increased mortgage default rates coupled with a 30% decline in an index tracking bonds backed by subprime mortgages increased focus on potential subprime mortgage risk
- All three events occurring on the same day caused world markets to decline, with the Dow dropping 416 points, or 3.3%, and only recently recovering

Corporate Events

- **Comcast reported 4th quarter results**
  - RGU results were strong and guidance in revenue and EBITDA increased slightly; capex guidance however, came in $1B higher than expected, depressing near-term FCF
  - Comcast's share price has since decreased from ~$30 to ~$26 leading cable-only EBITDA multiples to decline from 9.3x to 8.5x
- **CVC reported 4th quarter results**
  - RGU net adds were below expectations but financial results were strong with ARPUs rising across the board
  - This led to increases in projected cable revenue and EBITDA growth in the mid-teens
  - CVC's stock price has increased from ~$27 to ~$30 but cable-only EBITDA multiples have declined from 8.7x to 8.5x(1) as EBITDA forecasts have risen
- **Verizon reported 4th quarter results**
  - Capex guidance for FiOS in 2007 above expectations
  - FiOS video subscribers beat estimates on an absolute basis (207,000 vs. 175,000) but due to increased homes passed late in the 4th quarter, VZ reached only 9% video penetration vs. the 10% it expected
  - FiOS data subscribers came in below estimates with (687,000 vs. 725,000) equating to 14% penetration
  - Verizon's stock price has increased from ~$35 to ~$38 with EBITDA multiples increasing from 5.1x to 5.4x
- **FCC examining need for ownership caps within the cable industry**
  - 30% cap currently being discussed; Comcast presently at 27%

1. *Multiples based on Wall Street research.*

LEHMAN BROTHERS 1 Morgan Stanley

Cablevision / Comcast Trading Dynamics —— — 1 Cablevision Trading Performance 1 Price Volume Revised Offer , . 2/27/07: Cablevision ___ic —— — £ 31 ,-J 1 0/9/06: Dolan II Proposal announced Price: $30 “-™ : ’ reports 4Q 06 Earnings — : l_ ___.. —— — ...*... ..few***. /Wi —— — WA/"~ »1 V 1 ~Ijr- \ f — 3/22/07: L 1/12/07: Dolan Familv I — / t 11/8/06’ Cablevision revised offer of $30 2/1/07: Cornea st reports 3/1/07. Time ninas Warner Cable —— loses , nlngs mW hrgin- network * reports 3U ‘06 Results /IQ ° 6 Ear — / :$27 trading publicly fl DVR case b — $23 * 10/06/2006 11/16/2006 12/27/2006 2/06/2007 3/23/2007 Cablevision / Comcast Relative Stock Price Performance 1 2/27/07: Cablevision — / vu \ J\ Earnings A yv — I W ~ CVC:26% / V Ifv / r-’\ V I ZA A f H 3/13/07- Stocks 1 — r-<*— ‘ v S~* S M !H l&i s2j iH? s HI P !r£ id 1 — 2/1/07: Comcast reports I • V~.V8 H Ending fears 1 J AC\ ‘OR Farninno k —— — m *y * • ’ ___ nmm o ‘ XI I NT — CMCSA:7 — 7 - T IL “ 8&P:6% \ ** stock begins trading V* lex-dividend (3-for-2) I — 10/06/2006 12/27/2006 3/23/2007 lehman brothers 2 Morgan Stan ley

Overview of Media Sector Trading Performance Stock Price Performance 10/9/06 — 1/16/07 30.0% DBS Media Conglomerates Cable 25.0% 20.0% RBOCs Indices 15.0% 10.0% 5.0% 0.0%
(5.0% ) CMCSA CVC MCCC T VZ Q DISH DTV TWX NWS DIS CBS VIA DJIA S&P500 S&P 500 Adj. (1) 12.1% 1.5% 1.5% 2.7% 0.3% (5.1%) 16.0% 14.3% 15.3% 7.7% 6.6% 5.0% 2.8% 0.1% - Stock Price Performance 1/16/07 — Present RBOCs 15.0% Cable DBS Media Conglomerates 10.0% Indices 5.0% 0.0% (5.0% ) (10.0% ) (15.0% ) CVC MCCC CMCSA TWC T Q VZ DISH DTV NWS VIA DIS CBS TWX DJIA S&P500 S&P 500 Adj. (1) 6.0% (1.3%) (10.8%) (11.2%) 12.1% 5.0% 2.4% 5.8% (6.2%) 3.0% (1.3%) (0.3%) (2.7%) (13.2%) (1.2%) - 1. S&P 500 Adj. is the difference between the company’s appreciation/(decline) and the S&P’s appreciation/(decline) over the same time period. 3

Comcast and Time Warner Trading Performance Average 2007E EBITDA Percentage Moves in Comcast 2007E EBITDA Valuation Multiples Multiples Valuation (3) Implied CVC Prices (1) : $29.56 $27.00 $31.11 $28.41 $27.69 $25.63 9.9x 10.0x 30% 10.0x9.7x 28% 9.4x 9.3x 9.3x 25% 9.0x 8.9x 9.0x 9.0x 8.8x 22% 8.7x 8.5x 8.4x 20% 19% 8.0x 8.0x 16% 15% 13% 7.0x 7.0x 10% 7% 6.0x 5% 6.0x 0% 5.0x 12/8/06 (2) 1/12/07 3/23/07 12/8/06 (2) 1/12/07 3/23/07 5.0x STC Meeting Revised Offer Current STC Meeting Revised Offer Current 6 months 3 months 2 months 1 month Inde nture De fault (9/14/06) O ne Day Prior (10/6/06) Comcast TW Cable Comcast TW Cable 2007E EBITDA: Comcast: $12,056 $12,056 $12,085 TW Cable: $5,809 $5,809 $5,831 Source: Factset. 1. CVC stock price when indenture default was disclosed was $24.25; CVC stock price one day prior to original Dolan Of fer was $23.93. 2. Date of STC Meeting at which full valuation was presented was 12/8/06, however, prices used for that meeting were as of business close on 12/6/06. 3. Calculated using average stock prices over stated period, current 2007E EBITDA and current capital structure.

Cablevision Valuation Matrix 3 Since Comcast’s 4Q ‘06 Cable-Only Valuation Multiples (1) earnings announcement on Management Plan Wall Street February 1, 2007, its stock price Share EV (RMH @ $10) / EBITDA EV (RMH @ $12) / EBITDA EV (R MH @ $10) / EBITDA EV (RMH @ $12) / EBITDA EV / Sub EV has traded down 7% Price 2007 2008 2007 2008 2007 2008 2007 2008 @$10 $1,851 $2,070 $1,851 $2,070 $1,849 $2,040 $1,849 $2,040 3,1 27 - Stock is currently trading at $27.00 8.0 x7.1 x7.6 x 6.8 x 8.0 x 7.2 x 7.6 x 6.9 x $4,71 3 8.5x 2007 EBITDA 3 TWC is trading at a higher 2007 $28.00 8.1 x7.3 x7.8 x 7.0 x 8.1 x 7.4 x 7.8 x 7.1 x $4,81 0 EBITDA multiple (9.4x), in part $29.00 8.3 x7.4 x8.0 x 7.1 x 8.3 x 7.5 x 8.0 x 7.2 x $4,90 7 due to the depressed cash flow of the recently acquired $30.00 8.5 x7.6 x8.1 x 7.3 x 8.5 x 7.7 x 8.1 x 7.4 x $5,00 4 Adelphia systems $31.00 8.6 x7.7 x8.3 x 7.4 x 8.6 x 7.8 x 8.3 x 7.5 x $5,10 1 $32.00 8.8 x7.9 x8.5 x 7.6 x 8.8 x 8.0 x 8.5 x 7.7 x $5,19 8 Premia / (Discounts) $33.00 8.9 x8.0 x8.6 x 7.7 x 9.0 x 8.1 x 8.6 x 7.8 x $5,29 5 1-Day Prior to Current 30 Trading 52-Week 52-Week Share Oct. Offer 3/23/07 Day Average High Low $34.009.1 x8.1 x 8.8 x 7.9 x 9.1 x 8.3 x 8.8 x 8.0 x $5,39 3 Price $23.93 $30.25 $29.69 $30.87 $16.40 $27 13% (11%) (9%) (13%) 65% $35.00 9.3 x8.3 x9.0 x 8.0 x 9.3 x 8.4 x 9.0 x 8.1 x $5,49 0 $28 17% (7%) (6%) (9%) 71% $29 21% (4%) (2%) (6%) 77% $36.00 9.4 x8.4 x9.1 x 8.2 x 9.4 x 8.6 x 9.1 x 8.3 x $5,58 7 $30 25% (1%) 1% (3%) 83% $31 30% 2% 4% 0% 89% $37.00 9.6 x8.6 x9.3 x 8.3 x 9.6 x 8.7 x 9.3 x 8.4 x $5,68 4 $32 34% 6% 8% 4% 95% $33 38% 9% 11% 7% 101% $34 42% 12% 15% 10% 107% $35 46% 16% 18% 13% 113% Current CMCSA Multiples (2) $36 50% 19% 21% 17% 120% Current TWC Multiples (3) 1. Both cases assume current value of non-cable assets based on a Rainbow price per share of both $10 and $12, CVC fu lly diluted share count of 298.2mm, RMH net debt and other adjustments of $1.0bn, enterprise value of $700mm and capitalized overhead attributable to cable of $244mm. Consolidated net debt an d other EV adjustments estimated at $11.2bn. Wall Stre et case adjusted to reflect research consensus for cable-only EBITDA values. 2. Based on CMCSA ‘07/’08 EV/EBITDA multiples of 8.5x/7.5x and a per subscriber multiple of $4,270. 3. Based on TWC ‘07/’08 EV/EBITDA multiples of 9.4x/8.2x and a per subscriber multiple of $4,096.

Cable-Only Multiples Price Sensitivity 3 Based on both Management and Wall Street projections, assuming the cable-only multiples of comparable companies RMH values between $8.00 and $14.00 per share implies a consolidated share price of: - ~$28-$34, based on Comcast’s multiple - ~$34-$40, based on Time Warner’s multiple Offer Prices Based on Cable-Only 2007 EV / EBITDA M ultiples (1) Cable Only            Premium/ Premium/ Implied Offer Prices EV / 2007E            Discount            Discount            Rainbow Group Value per S            hare EBITDA to Comcast to TWC $8.00 $10.00 $12.00 $14.00 7.5x (20%) (20%) $22 $24 $26 $28
8.0x (6%) (15%) $25 $27 $29 $31 Comcast 8.5x 0% (10%) $28 $30 $32 $34
9.0x 6% (4%) $31 $33 $35 $37 TWC 9.4x 11% 0% $34 $36 $38 $40 9.5x 12% 1% $34 $36 $38 $40 10.0x 18% 6% $38 $40 $42 $44 1. Management 2007E cable EBITDA of $1,851mm; Wall Street 2007E cable EBITDA of $1,849. Assumes CVC fully dil uted share count of 298.2mm, RMH net debt and other adjustments of $1.0bn, Lightpath enterprise value of $700mm and capitalized overhead attributable to cable of $244mm. Consolidated net debt and other EV adjustments estimated at $11.2bn.

Cablevision 2006 Actuals vs. Estimates

- Budget represents 2006 Budget and LTP
- 3Q FYF represents Management estimates post 3Q results
- Wall Street Research based on median of Deutsche Bank, Lehman Brothers, Morgan Stanley and UBS equity research projections pre-4Q '06 results
- Despite beating its projections for Telecom, Management missed AOCF estimates primarily due to one-time events at MSG including the settlement with Larry Brown
- Management continues to exceed its capex forecast, resulting in lower-than expected UFCF
- Overall, subscriber growth and penetration exceeded Management's initial expectations yet failed to meet its revised projections following a strong 3rd quarter
- Cablevision 4Q '06 results came in in line or above research expectations in every area except subscriber projections

AOCF Comparison

($ in millions)	2006 AOCF				Difference		
Business	**Budget**	**3Q FYF**	**Research**	**Actual**	**Budget**	**3Q FYF**	**Research**
Consumer Services	$1,566	$1,595	$1,594	$1,611	$45	$16	$16
Lightpath	58	58	62	58	(0)	(0)	(4)
Total Telecom	**$1,624**	**$1,653**	**$1,656**	**$1,669**	**$45**	**$16**	**$12**
Rainbow National Services	272	266	NA	269	(3)	4	NA
Other Rainbow	(109)	(116)	NA	(108)	0	7	NA
Total Rainbow	**$163**	**$150**	**$152**	**$161**	**($2)**	**$11**	**$9**
MSG	131	66	NA	72	(58)	7	NA
Corporate & Other	(31)	(85)	NA	(82)	(51)	4	NA
Total Company	**$1,887**	**$1,783**	**$1,816**	**$1,820**	**($66)**	**$37**	**$5**

AOCF - Capex Comparison

($ in millions)	2006 AOCF - Capex				Difference		
Business	**Budget**	**3Q FYF**	**Research**	**Actual**	**Budget**	**3Q FYF**	**Research**
Consumer Services	$877	$823	$826	$833	($44)	$10	$7
Lightpath	22	20	26	16	(7)	(4)	(10)
Total Telecom	**$900**	**$843**	**$852**	**$849**	**($51)**	**$5**	**($3)**
Total Rainbow	**$138**	**$125**	**$128**	**$140**	**$2**	**$15**	**$12**
MSG	96	41	NA	49	(47)	8	NA
Corporate & Other	(59)	(115)	NA	(104)	(44)	11	NA
Total Company	**$1,074**	**$894**	**$936**	**$934**	**($140)**	**$40**	**($2)**

Subscriber Metrics Comparison

(Subs in thousands)	2006 Subscribers				Difference		
Business	**Budget**	**3Q FYF**	**Research**	**Actual**	**Budget**	**3Q FYF**	**Research**
Homes Passed	4,515	4,560	4,545	4,562	47	2	17
Basic Video	3,088	3,137	3,138	3,127	39	(10)	(11)
Digital Video	2,263	2,475	2,486	2,447	184	(28)	(39)
High-Speed Data	1,984	2,044	2,049	2,039	55	(5)	(10)
Telephony	1,195	1,218	1,222	1,214	19	(4)	(8)
Total RGUs	**8,529**	**8,874**	**8,896**	**8,827**	**298**	**(47)**	**(69)**

LEHMAN BROTHERS

7

Morgan Stanley

Cablevision Analyst Commentary

Bank of America February 27, 2007	▪ "Although some investors were apparently disappointed by the RGU guidance, we think **it reflects an inevitable slowdown as Cablevision's penetration in some products approaches saturation** and, as mentioned, it was higher than our prior estimate."
Pali Research February 27, 2007	▪ "We believe that **the Dolans could now offer at least $33 per share for CVC**, increasing substantially if they choose to wait until early 2008."
Wachovia February 27, 2007	▪ "We believe **Cablevision is demonstrating that the cable business model works.**" ▪ "**Falling capex for Cablevision** should help alleviate some of the capex strain over outperform Comcast."
Credit Suisse February 27, 2007	▪ "We continue to believe that **Cablevision faces a slower growth outlook than its cable peers** as a result of: (1) Its industry high service penetration levels for video, broadband, and voice; and (2) Higher exposure to Verizon's fiber builds" ▪ "**CVC posted the opposite of CMCSA's results – slowing sub growth but moderating capex**, which should drive a spike in FCF."
Oppenheimer February 27, 2007	▪ "In the CVC markets **where Verizon's FiOS has launched, CVC noticed a 5.5% decrease in basic penetration**, but a **2.5% increase in data penetration** and a **10% increase in VoIP penetration**, all of which suggests a **higher CVC Triple Play penetration**" ▪ "We continue to think that either the national cable networks (AMC/IFC/WE) and/or the Regional Sports Networks could be sold"
Morgan Stanley February 28, 2007	▪ "We continue to believe that **increased investor concerns over RGU growth could pressure the stock**, especially if VZ is able to demonstrate positive FiOS progress early"
Deutsche Bank February 28, 2007	▪ "While **Cablevision has the best demographics and most tightly clustered cable assets of any MSO**, the company has already achieved industry-leading penetration rates for digital, HSD, digital phone service, and thus **should grow slower than Comcast** over the next several years. Additionally, **Cablevision has the most overlap with Verizon of any MSO** and Verizon is aggressively building out its FiOS product within Cablevision's footprint, currently passing 850,000 of Cablevision's 4.6 million homes."
Bear Stearns February 28, 2007	▪ "Despite decelerating growth and LT competitive uncertainty, **CVC's '07 financial outlook remains among (if not) the best available to U.S. cable operators**. We view this, combined with favorable leverage, rapid FCF growth, potential asset sales, and potential for another bid (at some point) as **reasons to buy**."
Cathay Financial February 28, 2007	▪ "In the event CVC divests its stake in Rainbow Media, **we expect the proceeds to be returned to shareholders, either via another special dividend or through a buyback**"
Jefferies & Co. February 28, 2007	▪ "With the rejection of the Dolans' $30 offer, **we do not believe a competitive bid will emerge for Cablevision's cable assets in the near term**. Looking into 2007, **Cablevision will face greater competitive pressure from Verizon and fundamentals could falter**. As a result we believe Cablevision's core businesses will exhibit strength in 2007, but we question the sustainability of their momentum"
Goldman Sachs February 28, 2007	▪ "We are encouraged that even with slower RGU growth, **Cablevision should still be able to grow cable revenue and EBITDA in the mid-teens in 2007.** Additionally, given a lower rate of RGU net additions (and thus lower variable capex), an infrastructure that is already built for digital switched video throughout its footprint, and a mix shift towards higher return, higher margin voice and broadband net additions, **we believe that FCF and returns for CVC should improve significantly in 2007**"

LEHMAN BROTHERS 8 Morgan Stanley

Cablevision Research Analysts' Price Targets

Wall Street Research Price Targets and Ratings

		Pre-Offer			Current Price Target			
Institution	**Analyst**	**Date**	**Rating**	**Target**	**Date**	**Rating**	**Target**	**Methodology**
Bank of America	Shapiro	9/29/2006	Buy	$26.00	2/27/2007	Hold	$31.00	Expect that recent Dolan bid is close to final price they are willing pay
Bear Stearns	Goldberg	9/21/2006	Buy	$26.00	2/28/2007	Buy	$33.50	Based on competitive outlook/industry EBITDA multiples and potential for another bid
Cathay Financial	Baker	9/22/2006	Hold	$22.00	2/28/2007	Buy	$31.00	Based on 8.5x EBITDA multiple for cable and 11.0x for Rainbow
Citigroup	Bazinet	9/21/2006	Buy	$28.00	3/13/2007	Hold	$25.00	Median of DCF valuation range, FiOS competitive risk
Credit Suisse	Kraft	9/27/2006	Hold	$23.00	3/9/2007	Hold	$29.00	Comparison to peer multiples, potential competitive threats
Deutsche Bank	Mitchelson	10/2/2006	Buy	$31.00	3/13/2007	Buy	$37.00	Median of DCF valuation range
Goldman Sachs	Topcuoglu	9/21/2006	Hold	$23.00	3/13/2007	Hold	$31.00	Median of DCF valuation range
Jefferies	Routh	9/26/2006	Buy	$26.00	2/28/2007	Buy	$33.00	Based on EV / EBITDA multiples
Kaufman Bros.	Mitchell	7/3/2006	Hold	$24.00	2/28/2007	Hold	$30.00	Near term competitive bid unlikely, value based on DCF and SOTP
Lehman Brothers	Jayant	8/9/2006	Hold	$24.50	--	--	--	N/A
Merrill Lynch	Cohen	9/25/2006	Hold	$25.00	3/5/2007	Buy	$41.00	DCF valuation
Morgan Stanley	Bilotti/Swinburne	8/9/2006	Hold	$22.29 (1)	3/13/2007	Sell	$32.00	Weighted average of possible outcomes, including LBO, strategic acquisition and competitive base/downside cases
Oppenheimer	Eagan	9/22/2006	Buy	--	2/27/2007	Buy	$34.00	SOTP valuation. Ownership change is "just a matter of time"
Pali	Greenfield	--	--	--	2/27/2007	Buy	$33.50	Increasing takeover speculation, potential for large special dividend
Prudential	Styponias	8/8/2006	Hold	$21.00	2/27/2007	Hold	$28.00	10-year DCF valuation
UBS	Bourkoff	9/21/2006	Hold	$27.00	3/14/2007	Hold	$31.00	Downside limited by prospect of return of capital to shareholders
Wachovia	Wlodarczak	8/8/2006	Buy	$27.00	2/27/2007	Buy	$37.00	Median of DCF valuation range
		High		$31.00			$41.00	
		Mean		**$25.25**			**$32.31**	
		Median		**$25.50**			**$31.50**	
		Low		$21.00			$25.00	

Source: Wall Street research.

1. Represents fair market value per share estimated by the analyst, although "price target" not provided.

LEHMAN BROTHERS 9 Morgan Stanley

Comparison of Cablevision's Cable Operations to Peers

Cablevision is #1 relative to publicly traded cable MSO peer group [(1)]:

- Basic Sub Penetration
- Digital Sub Penetration
- HSD Sub Penetration
- Telephony Sub Penetration
- Total ARPU
- Capex / Revenue
- (EBITDA – Capex) Growth

Basic Sub. Penetration (%)



Mediacom 49%
Charter 46%
Time Warner Cable 51%
Comcast 51%
CVC 69%

Digital Sub. Penetration (%)



Mediacom 38%
Charter 52%
Time Warner Cable 54%
Comcast 52%
CVC 78%

HSD Sub. Penetration (%)



Mediacom 42%
Charter 44%
Time Warner Cable 51%
Comcast 48%
CVC 65%

Telephony Sub. Penetration (%)



Mediacom 8%
Charter 8%
Time Warner Cable 15%
Comcast 10%
CVC 39%

Total ARPU ($)



Mediacom $67
Charter $83
Time Warner Cable $92
Comcast $91
CVC $110

EBITDA CAGR '06-10 (%)



Mediacom 8%
Charter 11%
Time Warner Cable 13%
Comcast 12%
CVC Research 9%
CVC Mgmt. 11%

'07 Capex / Revenue (%)



Mediacom 16%
Charter 20%
Time Warner Cable 21%
Comcast 19%
CVC Research 14%
CVC Mgmt. 12%

EBITDA – Capex CAGR '06-10 (%)



Mediacom 14%
Charter 21%
Time Warner Cable 21%
Comcast 18%
CVC Research 20%
CVC Mgmt. 23%

Source: CVC Management Plan and Wall Street research.

1. *Figures are for 2006A. CVC statistics shown for Cable segment only (i.e. exclude Lightpath). Time Warner and Comcast figures pro forma for Adelphia acquisition, cable swaps and dissolution of the Kansas/Texas partnerships.*

LEHMAN BROTHERS 10 Morgan Stanley

Comcast 4Q Overview

- Following its 4Q '06 earnings announcement on February 1, 2007, Comcast traded down 3.2%
- Comcast's revenue and EBITDA growth in 2007 is expected to accelerate requiring incremental capex spending

Comcast Cable-Only Wall Street Research Projections

	Pre - 4Q Earnings			Post - 4Q Earnings			Difference		
Cable Metrics	2006E	2007E	2008E	2006A	2007E	2008E	2006	2007	2008
Subscribers ('000s)	24,118	24,229	24,391	24,161	24,371	24,438	44	142	47
RGUs	50,673	56,846	62,923	50,821	57,319	63,624	148	473	702
Revenue ($M)	$26,185	$29,150	$32,497	$26,339	$29,744	$33,330	$154	$594	$833
EBITDA	10,475	12,056	13,692	10,511	12,085	13,798	36	29	106
Capex	4,486	4,481	4,399	4,640	5,702	5,599	154	1,221	1,200
EBITDA-Capex	5,989	7,575	9,293	5,871	6,383	8,199	(118)	(1,192)	(1,093)

Research Consensus

\+ 4Q RGU results were strong and drove overall increase in cable TV projections

\+ Revenue and EBITDA guidance increased slightly reflecting higher growth and less ARPU erosion despite reduced margins, primarily attributable to content division

− Capex guidance came in $1B higher than expected, depressing FCF in the near-term, but viewed as necessary for long-term growth

Wall Street Analyst Price Targets[1] and Commentary

	Pre - 4Q Earnings		Post - 4Q Earnings		
	Rating	Target	Rating	Target	Commentary
Bear Stearns Spencer Wang	Hold	$22.50	Buy	$29.50	▪ "CMCSA's valuation and fundamentals **remain more attractive than DBS operators.**" ▪ "**Comcast's 2007 capex guidance is reasonable** and is primarily being driven by **RGU growth and investments in commercial services**, the acquired cable systems and other initiatives."
Deutsche Bank Doug Mitchelson	Buy	$31	Buy	$34	▪ "We see the **capex increase as good news**, a reflection of an even greater-than-expected **acceleration in subscriber, revenue and EBITDA growth.**" ▪ "Comcast has **greater growth prospects**…**than downside from the RBOCs** launching competing video services."
Lehman Brothers Vijay Jayant	Hold	$28	Hold	$29	▪ "Expect **stock to trade modestly down** on below-consensus FCF expectations (due to above-consensus capex), offset by **continued strong RGU growth.**"
Merrill Lynch Jessica Reif Cohen	Buy	$30	Buy	$38	▪ "Comcast will continue to leverage its triple-play offer to gain subscribers as it upgrades the acquired systems to Comcast service levels."

Source: Wall Street Research Estimates.
1. Price targets have been adjusted to reflect Comcast's 3-for-2 split on February 22, 2007.

LEHMAN BROTHERS 11 Morgan Stanley

Time Warner 4Q Overview

- Following its 4Q '06 earnings announcement on February 28, 2007, Time Warner Cable traded up 2.5%, on raised expectations for revenue and EBITDA growth over the next few years

Time Warner Cable Wall Street Research Projections

	Pre - 4Q Earnings			Post - 4Q Earnings			Difference		
Cable Metrics	2006E	2007E	2008E	2006A	2007E	2008E	2006	2007	2008
Subscribers ('000s)	13,518	13,586	13,654	13,402	13,469	13,604	(116)	(117)	(50)
RGUs	29,476	31,871	33,910	29,527	32,110	34,345	51	239	435
Revenue ($M)	$14,730	$16,132	$17,302	$14,756	$16,324	$18,026	$26	$193	$724
EBITDA	5,100	5,809	6,558	5,152	5,831	6,718	52	22	160
Capex	2,694	3,150	3,093	2,718	3,489	3,254	24	339	161
EBITDA-Capex	2,406	2,659	3,465	2,434	2,342	3,465	28	(318)	(1)

Research Consensus

– Basic sub losses attributable to LA and Dallas markets primarily due to ongoing integration issues associated with acquired Adelphia systems

+ Revenue and EBITDA guidance increased slightly due to the expectation that ARPU and margin gaps between legacy systems and Adelphia systems will narrow in the next few years

Wall Street Analyst Price Targets[1] and Commentary

	Post - 4Q Earnings		
	Rating	Target	Commentary
Bear Stearns Spencer Wang	Hold	$41	▪ "**Margin expansion** was the result of **higher revenue** and lower than expected…expenses. Currently, the **margins at the newly-acquired systems are lagging those of legacy systems** by ~10%" and " ARPU of $101 at the legacy systems is approximately $17 higher than those of the acquired systems." ▪ "We do believe that these **ARPU and margin gaps will narrow over time** as cost controls and higher ARPUs take hold."
Deutsche Bank Doug Mitchelson	Buy	$46	▪ "We remain firmly **bullish on cable sector prospects** as upside from consumer and commercial telecom services, and strong growth in advanced video services, outweighs likely video share losses to new RBOC entrants. For TWC, we also see a **$1b EBITDA opportunity in the recently acquired properties**, bringing them up to TWC levels. Lastly, **TWC enjoys an advantaged tax position given the recent acquisitions were asset deals**."
Merrill Lynch Jessica Reif Cohen	Buy	$45	▪ "We estimate approximately 130 basis points of TWC 2007-11 projected **EBITDA growth is driven by the Adelphia acquisition.** However, the Adelphia transaction **does include significant execution risk** as the company seeks to **narrow the EBITDA margin gap between the acquired systems (28%) and historical TWC (38%)** and stabilize the subscriber base."
Morgan Stanley Benjamin Swinburne	Hold	$45	▪ "We believe that **TWC will demonstrate industry leading EBITDA growth over the next 3 years as it improves the ARPU and profitability levels at the recently acquired Adelphia systems.** However, legacy TWC systems have already begun to show decelerating YoY broadband net additions and VoIP has started to show maturity."

Source: Wall Street Research Estimates.
1. Since TWC did not start officially trading on the NYSE until March 1, 2007, there are no pre-4Q Price Targets or Ratings.

LEHMAN BROTHERS 12 Morgan Stanley

Verizon 4Q FiOS Results

- Verizon reported earnings on January 29, 2007 and announced that FiOS Video Homes Passed and subscribers for 2006 exceeded estimates with increased activity occurring in 4Q '06
- Ended 2006 with an average FiOS data penetration of 14% and average FiOS video penetration of 9% of "Homes Open for Sale"

FiOS Data Subscribers

(Subscribers in thousands)


264
375
522
725
VZ Estimate(1)
687

FiOS Video Subscribers

(Subscribers in thousands)


20
55
118
175
VZ Estimate(1)
207

1Q '06A	2Q '06A	3Q '06A	4Q '06E	4Q '06A		1Q '06A	2Q '06A	3Q '06A	4Q '06E	4Q '06A
2.6M	3.1M	3.8M	5.0M	4.8M	Homes Open for Sale	413K	692K	1.2M	1.8M	2.4M
10.2%	12.1%	13.7%	14.5%	14.3%	Penetration	4.8%	7.9%	9.8%	9.7%	8.6%

Wall Street Analyst Commentary

Analyst	Commentary
Bear Stearns Bryan Goldberg	"[CVC shares] offer compelling levered exposure to **high quality, free-cash-flow generating cable assets** in the top market in the country. VZ **FiOS overbuilds create uncertainty**, but we believe this **uncertainty is mostly longer-term in nature** and priced into shares."
Citigroup Jason Bazinet	"FiOS deployments are now large enough to impinge upon Cablevision's operating metrics during 2007. We believe **FiOS could cause Cablevision's fundamental performance to deteriorate materially in 2007**."
Bear Stearns Mike McCormack	"FiOS **data adds of 165K fell short of our expectations**, but a late quarter increase of video homes open for sale helped propel 89K video additions during the quarter…We expect the company to **aggressively deploy video throughout 2007** and believe pending franchise legislation in multiple states could help expedite the company's offering."
Citigroup Michael Rollins	"We believe the company is showing some **strong incremental penetration rates**, although we would not be surprised to see the **current level of momentum during the 2H/06 ease in '07** as the company covers a larger territory and continues to be **weighed down by installation times**."
Lehman Brothers Thomas Seitz	"Importantly, **FiOS is fueling growth in consumer ARPU**, which increased 3.6% yoy to $53.60. Verizon passed a total of 6M homes at YE06, and anticipates achieving 9M by year end 2007. We believe **this segment will become a significant contributor of top line growth** as FiOS achieves high penetration and broader market deployment."
Morgan Stanley Simon Flannery	"**The FiOS product is working**, but we remain concerned that **deployment is too slow** to blunt cable telephony in many markets, and that the **returns are questionable**."

« Comments on FiOS by CVC « analysts

1. Per Verizon press conference on FiOS on Sept. 27, 2006.

LEHMAN BROTHERS 13 Morgan Stanley

Comcast / Time Warner Cable Price Targets

Comcast Research Price Targets and Ratings [(1)]

Firm	Date	Price Target	Rating	Methodology	Implied Forward Multiple [(2)] 2007E	Implied Forward Multiple [(2)] 2008E
Bear Stearns	3/1/2007	$29.50	Buy	DCF Valuation	9.4x	8.2x
Bernstein	3/13/2007	$32.00	Buy	SOTP; Target of 9.0x '07 cable EBITDA multiple	10.1x	8.8x
CIBC	2/22/2007	$33.00	Buy	Target of 10.0x 2008 EBITDA	10.4x	9.1x
Deutsche Bank	3/13/2007	$34.00	Buy	DCF Valuation	10.6x	9.3x
Lehman Brothers	3/12/2007	$29.00	Hold	DCF Valuation and SOTP	9.3x	8.1x
Merrill Lynch	2/27/2007	$38.00	Buy	SOTP; Target of 10.5x '07 cable EBITDA multiple	11.7x	10.3x
Morgan Stanley	3/13/2007	NA	Hold	DCF Valuation	NA	NA
Prudential	2/22/2007	$38.00	Buy	10-year DCF Valuation	11.7x	10.3x
RBC	2/22/2007	$30.00	Hold	5-year DCF Valuation	9.5x	8.3x
UBS	3/14/2007	$34.00	Buy	DCF Valuation	10.6x	9.3x
	Mean	**$33.83**			**10.4x**	**9.1x**

Time Warner Research Price Targets and Ratings

Firm	Date	Price Target	Rating	Methodology	Implied Forward Multiple [(2)] 2007E	Implied Forward Multiple [(2)] 2008E
Bear Stearns	3/2/2007	$41.00	Hold	DCF Valuation	9.9x	8.6x
Bernstein	3/13/2007	$46.00	Buy	9.0x '07 cable EBITDA multiple w/ adj. for NPV of NOLs	10.8x	9.4x
Deutsche Bank	3/13/2007	$46.00	Buy	DCF Valuation	10.8x	9.4x
Goldman Sachs	3/13/2007	$44.00	Hold	DCF and multiple analyses	10.5x	9.1x
Merrill Lynch	3/13/2007	$45.00	Buy	DCF Valuation & Target multiple of 10.0x '07 EBITDA multiple	10.7x	9.2x
Morgan Stanley	3/13/2007	$45.00	Hold	DCF Valuation and FCF multiple analysis	10.7x	9.2x
UBS	3/14/2007	$48.00	Buy	DCF Valuation	11.2x	9.7x
	Median	**$45.00**			**10.7x**	**9.2x**

1. Price targets from Comcast research reports dated pre 2/22/07 have been adjusted for 3-for-2 stock split.
2. Implied forward multiples calculated using research price targets and assumes same capital structure.

LEHMAN BROTHERS 14 Morgan Stanley

Cablevision Shareholders

Largest Institutional Shareholders

(millions)

Investor Name	9/30/2006 Position	Current Position	% O/S	% Change Since 9/30/06	Style
ClearBridge Advisors (Citigroup)	32.5	32.1	10.8%	(0.1%)	GARP
GAMCO Investors, Inc.	18.8	19.5	6.5%	0.2%	GARP
Franklin Mutual Advisers, LLC	6.0	7.1	2.4%	0.4%	Deep Value
Barclays Global Investors, NA	5.6	5.7	1.9%	0.0%	Index
Vanguard Group, Inc.	5.5	5.7	1.9%	0.1%	Index
Harris Associates L.P.	5.8	5.4	1.8%	(0.1%)	Core Value
Comcast Corporation	14.5	5.1	1.7%	(3.1%)	
J.P. Morgan Investment Management Inc. (New York)	6.2	5.1	1.7%	(0.4%)	GARP
Wellington Management Company, L.L.P.	4.7	4.7	1.6%	(0.0%)	Core Value
Marsico Capital Management, L.L.C.	5.5	4.5	1.5%	(0.3%)	Core Growth
Capital Guardian Trust Co.	4.8	4.4	1.5%	(0.1%)	GARP
Citigroup Investment Research (US)	4.1	4.3	1.5%	0.1%	Broker-Dealer
Marathon Asset Management LLP	4.0	4.2	1.4%	0.1%	Core Value
TCS Capital Management, L.L.C.	4.2	4.1	1.4%	(0.0%)	Hedge Fund
Anchor Capital Advisors LLC	3.9	3.9	1.3%	(0.0%)	Deep Value
RiverSource Investments, LLC	5.7	3.8	1.3%	(0.7%)	Core Growth
Renaissance Technologies Corp.	0.8	3.6	1.2%	0.9%	Hedge Fund
Wells Capital Management Inc.	3.5	3.4	1.1%	(0.0%)	Core Value
State Street Global Advisors (U.S.)	3.1	3.0	1.0%	(0.0%)	Index
Fidelity Management & Research (US)	2.9	2.9	1.0%	0.0%	GARP
D. E. Shaw & Co., L.P.	0.3	2.9	1.0%	0.9%	Hedge Fund
Eubel Brady & Suttman Asset Management, Inc.	3.1	2.7	0.9%	(0.1%)	Core Value
Enhanced Investment Technologies Inc.	0.9	2.5	0.8%	0.5%	Core Growth
New Jersey Division of Investment	2.1	2.1	0.7%	0.0%	Core Growth
Deutsche Asset Management Americas	2.1	2.1	0.7%	0.0%	Index

Institutional Owner Breakdown (12/31/06)



Value
17.4%
GARP
36.6%
Other
10.1%
Index
11.4%
14.4%
10.1%
Growth
Hedge Fund

Institutional Owner Breakdown (9/30/06)



Value
21.1%
GARP
39.8%
Other
8.7%
Index
11.0%
7.3%
12.1%
Growth
Hedge Fund

Source: Thomson Financial Group.

LEHMAN BROTHERS
15
Morgan Stanley

Special Dividend Alternative ($in millions, except per share values) Special Dividend Scenarios (Dividend per Share) Special Dividend / share Status Quo $5.00 $10.00 $15.00 $20.00 Shares Oustanding 298.2 298.2 298.2 298.2 Size of Special Dividend $1,491 $2,982 $4,472 $5,963 Debt $11,564 $13,055 $14,545 $16,036 $17,527 Cash 432 432 432 432 432 Net Debt $11,132 $12,622 $14,113 $15,604 $17,095 Leverage Statistics Metric Total Debt / Adj. LTM EBITDA $1,905 6.1x 6.9x 7.6x 8.4x 9 Total Debt / Adj. LQA EBITDA $2,030 5.7x 6.4x 7.2x 7.9x 8 Net Debt / Adj. LTM EBITDA $1,905 5.8x 6.6x 7.4x 8.2x 9.0 Net Debt / Adj. LQA EBITDA $2,030 5.5x 6.2x 7.0x 7.7x 8.4

Share Repurchase Alternative ($in millions, except per share values) Share Buyback — Dolan Family Group NOT Participating Buyback Capacity Status Quo $1,500 $3,000 $4,500 $6,000 Assumed Fees 8 15 2330 Size of Buyback Program $1,493 $2,985 $4,478 $5,970 Current Shares Outstanding 298.2 298.2 298.2 298.2 298.2 Dolan Family Group Shares (1) 70.1 70.1 70.1 70.1 70.1 Non-DFG Shares Outstanding 228.0 228.0 228.0 228.0 228.0 Share Buyback Price (3/23/07) $30.25 $31.76 $33.28 $34.79 $36.30 Premium to Current Market 0.0% 5.0% 10.0% 15.0% 20.0% Total Shares Bought 47.0 89.7 128.7 164.5 % of Basic Shares Outstanding 16% 30% 43%55% % of Non-DFG Shares 21% 39% 56%72% Multiple of ADTV 2.2 21.7x 41.4x 59.4x75.9x DFG Economic Ownership 23.5% 27.9% 33.6% 41.4% DFG Voting Ownership (2)73.7% 78.0% 82.2% 86.6% Debt $11,564 $13,064 $14,564 $16,064 $17,564 Cash 432 432 432 432 432 Net Debt $11,132 $12,632 $14,132 $15,632 $17,132 Leverage Statistics Metric Total Debt / Adj. LTM EBITDA $1,905 6.1x 6.9x 7.6x 8.4x 9 Total Debt / Adj. LQA EBITDA $2,030 5.7x 6.4x 7.2x 7.9x 8 Net Debt / Adj. LTM EBITDA $1,905 5.8x 6.6x 7.4x 8.2x 9.0 Net Debt / Adj. LQA EBITDA $2,030 5.5x 6.2x 7.0x 7.7x 8.4 1. Assumes Dolan Family Group shares of ~70.1mm including 63.3mm Class B shares per Company filings. 2. Dolan Family Group Class B shares receive 10 votes per share whereas remaining Class A shares receive 1 vote per share.

CVC Consolidated Preliminary DCF – Management Plan

- A DCF valuation of CVC Consolidated based on the Management Plan results in a value per share of $39-$50
  - Implied multiple of 10-12x '07E EBITDA
- Key assumptions:
  - Exit multiple range of 7.5-8.5x forward EBITDA
  - Weighted average cost of capital of 8.5-9.5%
  - Net debt of $11.1 bn at year-end 2006 (incl. special dividend liability)
  - Minority interest in Fox Sports Bay Area and NY Interconnect valued at ~$256mm; equity stake in Fox Sports New England valued at ~$208mm[1]
  - Assumes 298.2mm shares outstanding

CVC Consolidated Unlevered Free Cash Flow – Management Plan

($ in millions)	2006A	2007E	2008E	2009E	2010E	2011E
Revenue	**$5,927**	**$6,714**	**$7,479**	**$8,219**	**$8,958**	**$9,659**
% Change	*14.6%*	*13.3%*	*11.4%*	*9.9%*	*9.0%*	*7.8%*
AOCF	**$1,820**	**$2,178**	**$2,547**	**$2,858**	**$3,216**	**$3,519**
(-) Depreciation and Amortization	(993)	(975)	(902)	(843)	(775)	(758)
Operating Income (EBIT)	828	1,203	1,646	2,016	2,441	2,761
(-) Taxes on Operating Income	(331)	(481)	(658)	(806)	(976)	(1,104)
Unlevered Net Income	497	722	987	1,209	1,465	1,657
(+) Depreciation & Amortization	993	975	902	843	775	758
(-) Capital Expenditures	(886)	(697)	(643)	(621)	(588)	(582)
(+/-) Changes in Working Capital	(17)	(252)	(132)	(122)	(72)	(128)
Unlevered Operating Free Cash Flow	**$586**	**$747**	**$1,113**	**$1,309**	**$1,581**	**$1,704**

Preliminary Valuation

Enterprise Value

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	$23,712	$24,950	$26,188
9.0%	$23,226	$24,436	$25,646
9.5%	$22,753	$23,935	$25,118

Price Per Share

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	$42	$46	$50
9.0%	$40	$44	$49
9.5%	$39	$43	$47

Implied Perpetuity Growth Rate

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	2.3%	2.6%	3.0%
9.0%	2.7%	3.1%	3.4%
9.5%	3.2%	3.6%	3.9%

Implied Multiple of 2007 EBITDA

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	10.8 x	11.4 x	11.9 x
9.0%	10.6 x	11.1 x	11.7 x
9.5%	10.4 x	10.9 x	11.4 x

1. *Valuation of Regional Sports derived from Comcast offer for these stakes. Minority interest in NY Interconnect valued at 8.5x 2007 AOCF.*

LEHMAN BROTHERS 18 Morgan Stanley

CVC Consolidated Preliminary DCF – Wall Street Case

- A DCF valuation of CVC Consolidated based on the Wall Street projections results in a value per share for this business of $20 - $29
  - Implied multiple of 8-9x '07E EBITDA
- Other valuation assumptions similar to Management Case

CVC Consolidated Unlevered Free Cash Flow – Wall Street Case

($ in millions)	2006A	2007E	2008E	2009E	2010E	2011E
Revenue	$5,927	$6,600	$7,142	$7,527	$7,779	$7,931
% Change	*14.6%*	*11.3%*	*8.2%*	*5.4%*	*3.4%*	*2.0%*
AOCF	$1,820	$2,131	$2,385	$2,570	$2,717	$2,630
(-) Depreciation and Amortization	(993)	(1,198)	(1,078)	(983)	(893)	(886)
Operating Income (EBIT)	828	933	1,307	1,587	1,824	1,744
(-) Taxes on Operating Income	(331)	(373)	(523)	(635)	(730)	(698)
Unlevered Net Income	497	560	784	952	1,094	1,046
(+) Depreciation & Amortization	993	1,198	1,078	983	893	886
(-) Capital Expenditures	(886)	(741)	(748)	(711)	(645)	(658)
(+/-) Changes in Working Capital	(17)	(142)	(72)	(55)	(24)	(26)
Unlevered Operating Free Cash Flow	$586	$875	$1,043	$1,169	$1,318	$1,249

Preliminary Valuation

Enterprise Value

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	$17,948	$18,839	$19,731
9.0%	$17,591	$18,462	$19,334
9.5%	$17,243	$18,095	$18,947

Price Per Share

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	$23	$26	$29
9.0%	$22	$24	$27
9.5%	$20	$23	$26

Implied Perpetuity Growth Rate

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	2.2%	2.5%	2.9%
9.0%	2.6%	3.0%	3.3%
9.5%	3.1%	3.5%	3.8%

Implied Multiple of 2007 EBITDA

Discount Rate	Terminal Multiple 7.5x	8.0x	8.5x
8.5%	8.3 x	8.8 x	9.2 x
9.0%	8.2 x	8.6 x	9.0 x
9.5%	8.0 x	8.4 x	8.8 x

LEHMAN BROTHERS 19 Morgan Stanley

LBO Analysis

- Dolan Family Group rollover equity contribution represents ~10% of estimated total capitalization
  - Represents significantly lower equity contribution than precedent LBO transactions
  - Median equity contribution of 26% for large (i.e. $10Bn+) LBOs completed in the last 2 years
- Using a typical LBO equity contribution of ~20-25% equity implies stock prices between $39-$44 and achieves high IRRs

Dolan Family Group Sources & Uses ($33 Per Share)

Sources	Amount	% Total		Uses	Amount
New Debt	$11,699	55.3%	5.8 x	Equity Purchase Price	$9,568
Existing Debt Rolled	6,571	31.0%	3.2 x	Purchase of Restricted Stock	271
Total Debt	**$18,270**	86.3%	9.0 x	Transaction Fees & Expenses	203
Rolled Family Equity	2,026	9.6%		Total Existing Debt	11,564
Other New Capital [2]	878	4.1%			
Total Capitalization	**$21,174**	100.0%			
Excess Cash	432				
Total Sources	**$21,606**			**Total Uses**	**$21,606**

Equity Contribution for LBOs >$10Bn



50
40
30
20
10
0
Median Contribution of 26%
HCA
BAA
K. Morgan
Freescale
TDC
Hertz
Wind Tel
Univision
SunGard
VNU
GMAC

Conventional LBO Structure – Implied 5-Year IRRs

% Equity Cushion	Implied Offer Price	Other New Capital Required [2]	2011 Forward Exit Multiple 7.5 x	8.0 x	8.5 x
14%	$33	$878	34%	38%	41%
17%	$36	$1,544	27%	31%	34%
20%	$39	$2,199	25%	29%	31%
25%	$44	$3,408	18%	21%	24%
30%	$50	$4,790	12%	15%	18%

1. *Based on 4Q-06 LQA AOCF of $2,030, adjusted for non-recurring charges totaling $113mm associated with corporate G&A for special dividend, options investigation, debt compliance and privatization process, settlement with Larry Brown and player write offs at the Knicks.*
2. *Represents new capital necessary to address differences between Dolan Family Group advisors' assumptions for share count, existing debt and cash at the end of 2006 and the 2006 actual numbers as reported, as well as any other equity necessary to fund a new per share offer in excess of $30. New capital was treated as new equity for purposes of LBO returns analysis.*

LEHMAN BROTHERS 20 Morgan Stanley